Exhibit 99.1
CEVA, Inc. Reports First Quarter 2007 Financial Results
Royalty revenue increased by double digits for second consecutive quarter
Major licensing agreement signed for home entertainment audio
SAN JOSE, Calif. — May 1, 2007 — CEVA, Inc. [(NASDAQ: CEVA); (LSE: CVA)], a leading licensor of innovative intellectual property (IP) platform solutions and DSP cores for wireless, consumer and multimedia applications, today announced its financial results for the quarter ended March 31, 2007.
Total revenue for the first quarter of 2007 was $7.7 million, a decrease of 5% compared to $8.1 million reported for the first quarter of 2006. First quarter of 2007 licensing revenue was $4.6 million, a decrease of 13% from the first quarter of 2006. Royalty revenue for the first quarter of 2007 was $2.0 million, an increase of 8% over the first quarter of 2006 and 18% sequentially higher than the fourth quarter of 2006. Revenue from services for the first quarter of 2007 was $1.1 million, an increase of 16% compared to the first quarter of 2006.
Net income for the first quarter of 2007 was $0.0 million, compared to a net loss of $0.8 million for the first quarter of 2006. Net income per share for the first quarter of 2007 was $0.00 per share, compared to net loss of $0.04 per share for the first quarter of 2006.
In the first quarter of 2007, the Company recognized an equity- based compensation charge of $0.5 million pursuant to the adoption of SFAS 123R, compared to a charge of $0.6 million in the first quarter of 2006. Pro forma non-GAAP net income and net income per share for the first quarter of 2007, excluding the equity-based compensation expense, was $0.5 million and $0.02, respectively. Pro forma non-GAAP net loss and net loss per share for the first quarter of 2006, excluding the equity-based compensation expense, was $0.2 million and $0.01, respectively.
During the first quarter of 2007, the Company signed nine new license agreements. Six agreements were for CEVA DSP cores and platforms and three agreements were for CEVA SATA technology. Target applications for customer deployment are next generation 3G cellular phones, smart phones, personal video recorders, Voice over IP and networking equipment. Geographically, four of the nine deals signed were in the U.S., two were in Europe and three were in the Asia Pacific region.

During the quarter, CEVA also concluded a strategic licensing agreement for its newest DSP Core, the CEVA-TeakLite-III, with a first tier Asian fabless company. This is the second major design win for the CEVA-TeakLite-III core. This design win expands CEVA’s DSP core reach beyond the mobile market into the large home entertainment audio market, composing of DVDs, set-top boxes, game consoles, digital TVs, IP TVs and the emerging HD DVD and Blu-ray applications.
Also earlier during the first quarter of 2007, Infineon Technologies and Nokia announced that Nokia would begin to use Infineon’s ULC2 reference platform (incorporating the CEVA-TeakLite DSP) in their low cost handsets targeted for the emerging economies of India and China.
Gideon Wertheizer, Chief Executive Officer of CEVA, stated: “The first quarter of 2007 marked a number of important achievements in licensing revenue for the Company — we entered into the home entertainment audio market and continued our expansion in the VoIP space. We also are pleased to report two quarters of double digit sequential growth in our royalty revenue since the third quarter of 2006 as a result of the successful deployment of consumer electronics and cellular products incorporating CEVA’s technologies.”
Yaniv Arieli, Chief Financial Officer of CEVA, stated: “Our revenue for the first quarter of 2007 was at the low range of our guidance due to the delay in execution of a license agreement that we now anticipate will be executed in the second quarter. During the first quarter of 2007, we generated positive cash flow and as of March 31, 2007, CEVA’s cash balances and marketable securities were $64.4 million. We are encouraged by a strong pipeline of companies with interest in licensing our newer technologies targeting traditional markets as well as new market segments and applications.”
CEVA Conference Call
On May 1, 2007 CEVA, management will conduct a conference call at 8:30 a.m. Eastern Time / 1:30p.m. London time, to discuss the operating performance for the quarter.
The conference call will be available via the following dial-in numbers:
•	US Participants: Dial 1-877-493-9121 (CEVA reference number # 8685671)
•	UK/Rest of World: Dial +44-800-032-3836 (CEVA reference number # 8685671)
The conference call will also be available live via the Internet at the following link: http://www.videonewswire.com/event.asp?id=39165. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.
For those who cannot access the live broadcast, a replay will be available by dialing 1-877-519-4471 (passcode: 8685671) for US domestic callers and +44-800-169-3875 (passcode: 8685671) for international callers from two hours after the end of the call until 11:59 p.m. (Eastern Time) on May 8, 2007. The replay will also be available at CEVA’s web site www.ceva-dsp.com.

For More Information Contact:
Yaniv Arieli, CFO	Richard Kingston
CEVA, Inc.	CEVA, Inc.
Tel: +1.408.514.2941	Tel: +1.408.514.2976
Email: yaniv.arieli@ceva-dsp.com	Email: richard.kingston@ceva-dsp.com
About CEVA, Inc.
Headquartered in San Jose, Calif., CEVA is a leading licensor of innovative intellectual property (IP) platform solutions and DSP cores for wireless, consumer and multimedia applications. CEVA’s IP portfolio includes comprehensive platform solutions for multimedia, audio, voice over packet (VoP), Bluetooth, Serial Attached SCSI (SAS) and Serial ATA (SATA), and a wide range of programmable DSP cores and subsystems with different price/performance metrics serving multiple markets. In 2006, CEVA’s IP was shipped in over 190 million devices. For more information, visit http://www.ceva-dsp.com
Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause CEVA’s results to differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including statements about the anticipated execution of a license agreement originally planned for the first quarter of 2007 and the pipeline of companies with interest in CEVA’s technologies. The risks, uncertainties and assumptions include: the ability of the CEVA TeakLite-III DSP Core and VoIP solution to continue to be a strong growth driver for the Company; intense competition within our industry; the industries in which we license our technology have experienced a challenging period of growth; the market for our technology may not develop as expected, especially in the case of newly introduced or planned to be introduced technologies; our ability to timely and successfully develop and introduce new technologies; our reliance on revenue derived from a limited number of licensees; our ability to improve our royalty revenue in 2007 and other risks relating to our business and the strong pipeline of companies interested in our technologies, including, but not limited to, those that are described from time to time in the Company’s Securities and Exchange Commission filings, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2006. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS — U.S. GAAP
U.S. dollars in thousands, except per share data

	Quarter ended
	March 31,
	2007	2006
	Unaudited	Unaudited

Revenues:
Licensing and royalties	$6,596	$7,160
Other revenue	1,130	974

Total revenues	7,726	8,134

Cost of revenue	1,007	895

Gross profit	6,719	7,239

Operating expenses:
Research and development, net	4,700	5,016
Sales and marketing	1,555	1,771
General and administrative	1,246	1,484
Amortization of intangible assets	42	190

Total operating expenses	7,543	8,461

Operating loss	(824)	(1,222)
Interest and other income, net	824	541

Income (loss) before taxes on income	—	(681)
Taxes on income	—	120

Net income (loss)	—	(801)

Basic and diluted net income (loss) per share	$0.00	$(0.04)

Weighted-average number of common stock used in computation of net income (loss) per share (in thousands):
Basic and Diluted	19,420	19,061

Unaudited Reconciliation of GAAP to Pro Forma Non-GAAP Financial Measures

U.S. Dollars in thousands, except per share amounts

	Quarter ended
	March 31,
	2007	2006
	Unaudited	Unaudited

GAAP net income (loss)	$—	$(801)
Equity-based compensation expense included in cost of revenue	18	15
Equity-based compensation expense included in research and development	196	219

Equity-based compensation expense included in sales and marketing	82	102
Equity-based compensation expense included in general and administration	176	309

Pro forma non-GAAP net income (loss)	472	(156)
Pro forma non-GAAP basic and diluted net income (loss) per share	$0.02	$($0.01)

Weighted average number of common stock used in computation of pro forma non-GAAP net income (loss) per share (in thousand):
Basic and Diluted	19,628	19,061

CEVA, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
U.S. Dollars in Thousands

	March 31,	December 31,
	2007	2006
	Unaudited	Audited

ASSETS
Current assets:
Cash and cash equivalents	$37,177	$37,968
Marketable securities and bank deposits	27,251	26,266
Trade receivables, net	8,663	8,421
Deferred tax assets	537	613
Prepaid expenses	727	564
Other current assets	2,116	1,890

Total current assets	76,471	75,722

Long-term investments:
Severance pay fund	2,220	2,338
Deferred tax assets	624	382
Property and equipment, net	1,941	1,706
Investment in other company, net	4,233	4,233
Goodwill	36,498	36,498
Other intangible assets, net	159	201

Total assets	$122,146	$121,080

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$838	$718
Accrued expenses and other payables	9,575	9,462
Taxes payable	140	135
Deferred revenues	385	406

Total current liabilities	10,938	10,721

Accrued severance pay	2,402	2,519
Accrued liabilities	1,536	1,697

Total liabilities	14,876	14,937

Stockholders’ equity:
Common stock:	19	19
Additional paid in-capital	143,956	142,826
Other comprehensive loss	(3)	—
Accumulated deficit	(36,702)	(36,702)

Total stockholders’ equity	107,270	106,143

Total liabilities and stockholders’ equity	$122,146	$121,080